LICENSE PURCHASE AND TERMINATION AGREEMENT

THIS LICENSE PURCHASE AND TERMINATION AGREEMENT (this "Agreement") entered into to be effective as of September 1, 2010 (the "Effective Date"), is by and between Lassen Energy, Inc., a California corporation ("Lassen"); DBK Corporation, a Nevada corporation ("DBK Corp"); Darry Boyd, an individual and resident of California ("Boyd") (Lassen, DBK Corp., and Boyd are collectively referred to herein as ("Licensor"); and P2 Solar, Inc. a Delaware corporation (the "Company") (collectively referred to as the "Parties").

RECITALS

A WHEREAS, on November 21, 2008, the Parties entered into an Intellectual Property License Agreement, which was subsequently amended on November 25, 2008, (the "License Agreement") pursuant to which Licensor agreed to provide the Company with several licenses (the "Licenses") regarding certain Intellectual Property relating to solar panel technology (the "Intellectual Property");

B WHEREAS, the consideration to be paid by the Company to Lassen under the License Agreement is a fee of US $1,000,000 (the "License Fee") together with a 2% royalty on gross revenues received by the Company from future sales of property pursuant to the terms of the License Agreement;

C WHEREAS, the Company has previously tendered a total of $232,100 pursuant to the terms of the License Agreement, leaving a total amount of $767,900 due and owing subject to the terms of the License Agreement;

D WHEREAS, Licensor wishes to reacquire the Licenses conveyed to the Company under the License Agreement for a total purchase price of $1,000,000 (the "Purchase Price"), and in conjunction therewith terminate the License Agreement;

E WHEREAS, the Parties wish to enter this Agreement to setting forth the terms and conditions under which Licensor will reacquire the rights previously sold to the Company the License Agreement will be terminated.

NOW, THEREFORE, for and in consideration of the foregoing recitals and of the following covenants, the Parties hereby agree:

AGREEMENT

1. **Purchase of Licenses.** Pursuant to the terms of this Agreement Licensor hereby purchases and the Company hereby sells all right, title and interest in and to the Licenses for a total purchase price of $1,000,000. As of the Effective Date, all right title and interest in and to the Licenses shall immediately transfer back to the Licensor. Licensor shall pay the Purchase Price by entering into a note payable, or other documentation in form and substance acceptable to the Company for $232,100. The remaining $767,900 shall be paid by Licensor through the cancellation of the Company's future financial obligations under the License Agreement.

2. **Termination of License Agreement.** In conjunction with the sale of the Licenses hereunder, the Parties agree that the License Agreement is terminated as of the Effective Date. In connection, therewith, all licenses and other rights and obligations granted under the License Agreement shall terminate effective as of the Effective Date and P2 Solar shall have no further financial obligations relating to the License Agreement. Notwithstanding the foregoing, the provisions and respective rights and indemnification obligations contained in Section 7.9.2 of the License Agreement shall survive the termination of the License Agreement.

3. Warranties

3.1 Lassen Warranties. Lassen represents and warrants that: (i) this Agreement, when executed by Lassen, will be valid, binding and enforceable with respect to Lassen in accordance with its terms; (i) the execution of this Agreement and/or the performance of Lassen's obligations under this Agreement will not constitute a default, or an event which with the passage of time, the giving of notice, or both, would constitute a default, under any other agreement by which Lassen is bound; and (iii) Lassen is not and shall not be under any disability, restriction, or prohibition related to the execution of this Agreement and the performance of its obligations under this Agreement.

3.2 DBK Corp Warranties. DBK Corp. represents and warrants that: (i) this Agreement, when executed by DBK Corp., will be valid, binding and enforceable with respect to DBK Corp. in accordance with its terms; (i) the execution of this Agreement and/or the performance of DBK Corp.'s obligations under this Agreement will not constitute a default, or an event which with the passage of time, the giving of notice, or both, would constitute a default, under any other agreement by which DBK Corp. is bound; and (iii) DBK Corp. is not and shall not be under any disability, restriction, or prohibition related to the execution of this Agreement and the performance of its obligations under this Agreement.

3.3 Boyd Warranties. Boyd represents and warrants that: (i) this Agreement, when executed by Boyd, will be valid, binding and enforceable with respect to Boyd in accordance with its terms; (i) the execution of this Agreement and/or the performance of Boyd's obligations under this Agreement will not constitute a default, or an event which with the passage of time, the giving of notice, or both, would constitute a default, under any other agreement by which Boyd is bound; and (iii) Boyd is not and shall not be under any disability, restriction, or prohibition related to the execution of this Agreement and the performance of its obligations under this Agreement.

3.4 Company Warranties. Company represents and warrants that: (i) this Agreement, when executed by Company, will be valid, binding and enforceable with respect to Company in accordance with its terms; (i) the execution of this Agreement and/or the performance of Company's obligations under this Agreement will not constitute a default, or an event which with the passage of time, the giving of notice, or both, would constitute a default, under any other agreement by which Company is bound; and (iii) Company is not and shall not be under any disability, restriction, or prohibition related to the execution of this Agreement and the performance of its obligations under this Agreement.

4. Indemnification.. Licensor agrees to indemnify, defend and hold harmless the Company and its owners, members, managers, officers, directors, employees and agents, from and against any and all claims, losses, liabilities and demands, including attorney's fees and expenses, arising out of or in connection with: (i) Licensor's breach of its obligations under this Agreement; (ii) Licensor's negligence or willful misconduct; or (iii) items identified in Section 7.9.2 of the License Agreement. Company shall have the right to control its own defense and engage legal counsel acceptable to Company.

5. Company Property. Any items furnished by Company to Lassen, DBK Corp., or Boyd under the License Agreement are and will remain the property of Company and shall be promptly returned to the Company.

6. General Provisions

6.1 Notices. All notices, requests, consents and other communications hereunder that are required to be provided, or that the sender elects to provide, in writing, will be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder:

To Lassen:
Lassen Energy, Inc.
Suite 108A #327
300 Carlsbad Village Dr.
Carlsbad, CA 92008
Attn: Darry L. Boyd, Chief Executive Officer
Facsimile No: (760) 918-6643

To DBK:
300 Carlsbad Village Dr.
Suite 108A,
Carlsbad, CA 92009
Attn: Darry L. Boyd, Chief Executive Officer
Facsimile No: (760) 918-6643

To Boyd:
Darry L. Boyd
6809 Corintia,
Carlsbad, CA 92009
Facsimile No: (760)-918-6643

To P2 Solar, Inc.:

P2 Solar, Inc.
Unit 204, 13569 – 76 Avenue
Surrey, British Columbia, Canada, V3W 2W3
Attn: Raj-Mohinder S. Gurm,

Notices will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

6.2 Assignment. Neither this Agreement nor any rights hereunder may be assigned without the prior written consent of the other party hereto.

6.3 Modification and Amendment. No modifications or amendments will be made to this Agreement unless in writing and signed by the Parties.

6.4 Representation on Authority of Parties/Signatories. Each person signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement. Each party represents and warrants to the other that the execution and delivery of the Agreement and the performance of such party's obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms.

6.5 Waiver. No delay or failure on the part of either party in the exercise of any right or remedy arising from a breach of this Agreement shall operate as a waiver of any subsequent right or

remedy arising from a subsequent breach of this Agreement. The consent of any party where required hereunder to any act or occurrence shall not be deemed to be a consent to any other act or occurrence.

6.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.

6.7 Survival of Obligations. The respective obligations of Consultant and Company which, by their nature, would continue beyond the termination, cancellation or expiration of this Agreement will survive.

6.8 Headings. The headings herein are inserted only as a matter of convenience and reference, and in no way define or describe the scope of the Agreement, or the intent of any provisions hereof.

6.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the choice of law rules therein.

6.10 Entire Agreement. This Agreement, together with any incorporated Exhibits, constitutes the entire Agreement between the parties and supersedes all prior oral and written communications, agreements and understandings with respect to the subject matter herein contained. Notwithstanding the foregoing, any non-disclosure or confidentiality agreement entered into by the parties in advance of this Agreement will remain effective according to its terms. Any pre-printed terms and conditions on orders, invoices, or other documents will be invalid to the extent of any conflict with the terms and conditions of this Agreement.

6.11 Professional Advice. To the extent each deemed necessary, each party to this Agreement has retained such independent legal, tax, accounting and investment advisors of her or its own choosing for purposes of representing their interests in this Agreement. Each Party shall pay all fees and expenses incurred by them or it in connection with the preparation, negotiation and execution of this Agreement.

6.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument, notwithstanding the fact that all parties are not signatory to the same original or counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the dates set forth below to be effective as of the Effective Date.

LASSEN ENERGY INC.

Date: 9/29/2010

By: Darry L Boyd

Darry L Boyd Chief Executive Officer

DBK CORPORATION

Date: 9/29/2010

By: Darry L. Boyd

Darry L Boyd, Chief Executive Officer

DARRY L BOYD

Date: 9/29/2010

By: Darry L. Boyd

P2 SOLAR, INC.

Date: 9/29/2010

By: [signature]

Raj-Mohinder S. Gurm, Chief Executive Officer